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                                  Exhibit (15)



August 7, 2000



USG Corporation
125 South Franklin Street
Chicago, Illinois 60606



We are aware that USG Corporation has incorporated by reference into previously filed Registration Statement Numbers 33-40136 and 33-64217 on Form S-3 and 33-22581, as amended, 33-22930, 33-36303, 33-52573, 33-52715, 33-63554, and
33-65383 on Form S-8 its Form 10-Q for the quarter ended June 30, 2000, which includes our report dated July 18, 2000, covering the unaudited condensed financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, these reports are not considered a part of the registration statement prepared or certified by our firm or reports prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.


Very truly yours,

/s/ ARTHUR ANDERSEN LLP


ARTHUR ANDERSEN LLP